EXHIBIT 8

                                                                  EXECUTION COPY

                               SECURITY AGREEMENT


DATE:                      February 11, 2005

DEBTOR:                    CorVu Corporation          EIN: 41-1457090
(Collectively)             3400 West 66th Street      Organization I.D. #4I-202
                           Suite 445
                           Edina, MN 55435

                           CorVu North America, Inc.  EIN: 41-1819469
                           3400 West 66th Street      Organization I.D. #8V-868
                           Suite 445
                           Edina, MN 55435

SECURED PARTY:             ComVest Investment Partners II LLC
                           830 Third Avenue
                           New York, NY 10022

                  1. Security Interest and Collateral. To secure the payment of outstanding principal and interest on that certain Promissory Note of even date herewith in the original principal amount of $1,500,000 by Debtor to Secured Party (the "Note") and the performance of every liability and obligation of every type and description that Debtor may now or at any time hereafter owe to Secured Party under the Note, whether such debt, liability or obligation now exists or is hereafter created or incurred, and whether it is absolute or contingent, liquidated or unliquidated, or sole, joint, several or joint and several (all such debts, liabilities and obligations and any amendments, extensions, renewals or replacements thereof collectively referred to herein as the "Obligations"), Debtor hereby grants Secured Party a first priority security interest (the "Security Interest") in all of Debtor's property (the "Collateral"), including without limitation the following:

         A. Inventory. All inventory of Debtor, whether now owned or hereafter acquired and wherever located and other tangible personal property held for sale or lease or furnished or to be furnished under contracts of service or consumed in Debtor's business, and all goods of Debtor, whether now owned or hereafter acquired and wherever located, including without limitation all computer programs embedded in goods, and all other Inventory and Goods of the Debtor, as such terms may be defined in the Uniform Commercial Code as may be in effect in the State of Minnesota from time to time (the "UCC");

         B. Equipment. All equipment of Debtor, whether now owned or hereafter acquired and wherever located, including but not limited to all present and future equipment, machinery, tools, motor vehicles, trade fixtures, furniture, furnishings,

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                  office and recordkeeping equipment and all goods for use in
                  Debtor's business and all other Equipment of the Debtor, as such term may be defined in the UCC, together with all parts, equipment and attachments relating to any of the foregoing;

         C. Accounts, Contract Rights and Other Rights to Payment: Each and every right of Debtor to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease, license, assignment or other disposition of goods or other property by Debtor, out of a rendering of services by Debtor, out of a loan by Debtor, out of the overpayment of taxes or other liabilities of Debtor, or otherwise arises under any contract or agreement, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all liens and security interests) which Debtor may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any of the property of such account debtor or other obligor; all including but not limited to all present and future debt instruments, chattel paper, accounts, license fees, contract rights, loans and obligations receivable and tax refunds and all other Accounts of the Debtor, as such term may be defined in the UCC;

         D. Instruments: All instruments, chattel paper, letters of credit or other documents of Debtor, whether now owned or hereafter acquired, including but not limited to promissory notes, drafts, bills of exchange and trade acceptances; all rights and interests of Debtor, whether now existing or hereafter created or arising, under leases (where Debtor is the lessor), licenses or other contracts, in each case where assignment for security purposes is not expressly prohibited by the terms of such instruments and all other Instruments of the Debtor, as such term may be defined in the UCC;

         E. Deposit Accounts and Investment Property: All right, title and interest of Debtor in all deposit and investment accounts maintained with any bank, savings and loan association, broker, brokerage, or any other financial institution, together with all monies and other property deposited or held therein, including, without limitation, any checking account, savings account, escrow account, savings certificate and margin account, and all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts, and commodity accounts and all other Deposit Accounts and Investment Property of the Debtor, as such terms may be defined in the UCC;

         F. General Intangibles: All general intangibles of Debtor, whether now owned or hereafter acquired, including, but not limited to, applications for patents, patents, copyrights, trademarks, trade secrets, good will, tradenames, customer lists, permits and franchises, software, all licenses of any of the foregoing and the right to use Debtor's name, and any and all membership interests, governance rights, and financial rights in each and every limited liability company, and all payment

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                  intangibles and all other General Intangibles of the Debtor, as such term may be defined in the UCC;

         G. Chattel Paper: All Chattel Paper of the Debtor, whether tangible or electronic, as such term may be defined in the UCC; and

         H. Supporting Obligations, Embedded Software, etc.: All of Debtor's rights, whether now existing or hereafter acquired, in promissory notes, documents, embedded software, letter of credit rights and supporting obligations (and security interests and liens securing them) as such terms may be defined in the UCC.

together with all substitutions and replacements for and products of any of the foregoing property and proceeds of any and all of the foregoing property together with (i) all accessories, attachments, parts, equipment, accessions and repairs and embedded software now or hereafter attached or affixed to or used in connection with any such goods, (ii) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods, and (iii) all books and records of Debtor related to the Collateral.

         2. Representations, Warranties and Agreements. Debtor jointly and severally represents, warrants and agrees that:

                  2.1. Debtor is a corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota, and the state of Minnesota has been Debtor's state of organization since the date of Debtor's organization. Debtor has full power and authority to execute this Agreement, to perform Debtor's obligations hereunder and to subject the Collateral to the Security Interest. Debtor's taxpayer identification number is the number shown at the beginning of this Agreement. Debtor's organizational identification number is the number shown at the beginning of this Agreement.

                  2.2. Debtor's chief place of business is, and has been for the five years preceding the date of this Agreement, located at the address shown at the beginning of this Agreement. Debtor's records concerning its accounts and contract rights are kept at such address. The Collateral is located at the address shown at the beginning of this Agreement, and there are no other locations where any of the Collateral may be kept except as set forth on Schedule 2.2 hereto. All Collateral has been located at the address shown at the beginning of this Agreement or at the locations set forth on Schedule 2.2, for the five years prior to execution of this Agreement. Debtor will give at least 30 days' advance written notice to Secured Party of any change in Debtor's jurisdiction of organization or chief place of business and any change in or addition of any Collateral location. Debtor will take all such actions as Secured Party may reasonably request to permit Secured Party to establish and perfect the Security Interest in all jurisdictions Secured Party deems necessary, including but not limited to the execution, delivery or endorsement of any and all instruments, documents, assignments, security agreements and other agreements and writings that Secured Party may at any time reasonably request in order to secure, protect, perfect or enforce the Security Interest and Secured Party's

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         rights under this Agreement.

                  2.3. Debtor has (or will have at the time Debtor acquires rights in Collateral hereafter arising) absolute title to each item of Collateral free and clear of all security interests, liens and encumbrances. Debtor will keep all Collateral free and clear of all security interests, liens and encumbrances except the Security Interest, and will defend the Collateral against all claims or demands of all persons other than Secured Party. Debtor will promptly pay or properly and timely contest all taxes and other governmental charges levied or assessed upon or against any Collateral or upon or against the creation, perfection or continuance of the Security Interest.

                  2.4. Until the Obligations are satisfied in full, Debtor will not, without Secured Party's prior written consent, sell any of the Collateral or enter into any agreement that is inconsistent with Debtor's obligations or Secured Party's rights under this Agreement, except that Debtor may sell or discard the Collateral in the ordinary course of business so long as such agreements are not inconsistent with Secured Party's rights or Debtor's obligations under this Agreement. Debtor further agrees that it will not take any action, or permit any action to be taken by others under its control, or fail to take any action, that would affect the validity of the Collateral or enforcement of Secured Party's rights in the Collateral. In addition, Debtor agrees not to enter into any instruments, chattel paper, letters of credit or other documents, including but not limited to promissory notes, drafts, bills of exchange and trade acceptances, which expressly prohibit assignment for security purposes.

                  2.5. This Agreement has been duly and validly authorized by all necessary action by Debtor.

                  2.6. Debtor will keep all tangible Collateral in good repair, working order and condition, normal depreciation excepted, and will, from time to time, replace any worn, broken or defective parts thereof.

                  2.7. Debtor will at all reasonable times permit Secured Party or its representatives to examine or inspect any Collateral, wherever located, and to examine, inspect and copy Debtor's books and records pertaining to the Collateral and its business and financial condition.

                  2.8. If Secured Party at any time so requests after the occurrence of an Event of Default, Debtor will promptly transfer to Secured Party any instrument, document, chattel paper, or investment properties constituting the Collateral, duly endorsed or assigned by Debtor.

                  2.9. Debtor will keep accurate and complete records pertaining to the Collateral and pertaining to Debtor's business and financial condition and submit to Secured Party such periodic reports concerning the Collateral and Debtor's business and financial condition as Secured Party may from time to time reasonably request.

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                  2.10. Debtor will at all times keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, and such other risks and in such amounts as Secured Party may reasonably request, with any loss payable to Secured Party to the extent of its interest.

                  2.11. Debtor will pay when due or reimburse Secured Party on demand for all costs of collection of any of the Obligations and all other out-of-pocket expenses (including all reasonable attorneys' fees) incurred by Secured Party in connection with the creation, perfection, satisfaction, protection, defense or enforcement of the Security Interest or the creation, continuance, protection, defense or enforcement of this Agreement or any or all of the Obligations, including expenses incurred in any litigation or bankruptcy or insolvency proceedings.

                  2.12. The Obligations have been incurred and the Collateral will be used primarily for business purposes.

                  2.13. All rights to payment and all instruments, documents, chattel papers and other agreements constituting or evidencing Collateral are (or will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, set-off or counterclaim (other than those arising in the ordinary course of business) of each account debtor or other obligor named therein or in Debtor's records pertaining thereto as being obligated to pay such obligation. Debtor will not agree to any modification, amendment or cancellation of any such obligation without Secured Party's prior written consent except discounts provided by Debtor in the ordinary course of business, and will not subordinate any such right to payment to claims of other creditors of such account debtor or other obligor.

                  2.14. Debtor will promptly notify Secured Party of any material loss of or damage to any Collateral or of any adverse change in the prospect of payment of any material sums due on or under any instrument, chattel paper, account or contract right constituting Collateral.

                  2.15. Debtor will from time to time execute such financing statements or control agreements as Secured Party may reasonably deem necessary in order to perfect the Security Interest and, if any Collateral is covered by a certificate of title, execute such documents as may be required to have the Security Interest properly noted on a certificate of title. In addition, Debtor authorizes Secured Party to file any financing statement the Secured Party deems necessary, describing any liens held by Secured Party. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of the Collateral that describes such property in any other manner as the Secured Party may determine, in its reasonable discretion, is necessary to ensure the perfection of the Security Interest, including, without limitation, describing such property as "all assets" or "all personal property."

                  2.16 Debtor will not use or keep any Collateral, or permit it to be used or kept, for any unlawful purpose or in violation of any federal, state or local law, statute or

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         ordinance.

                  2.17. If Debtor at any time fails to perform or observe any agreement contained in this Section 2, and if such failure shall continue for a period of 30 calendar days after Secured Party gives Debtor written notice thereof, Secured Party may (but need not) perform or observe such agreement on behalf and in the name, place and stead of Debtor (or, at Secured Party's option, in Secured Party's own name) and may (but need not) take any and all other actions that Secured Party may reasonably deem necessary to cure or correct such failure. Debtor shall pay Secured Party on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys' fees) incurred by Secured Party in connection with or as a result of Secured Party's performing or observing such agreements or taking such actions, together with interest thereon from the date expended or incurred by Secured Party at the highest rate then applicable to any of the Obligations. To facilitate the performance or observance by Secured Party of such agreements of Debtor (in the event Debtor does not cure any such failure during the above-described 30-day period), Debtor hereby irrevocably appoints (which appointment is coupled with an interest) Secured Party, or its delegate, as the attorney-in-fact of Debtor with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file, in the name and on behalf of Debtor, any and all instruments, documents, financing statements, and other agreements and writings required to be obtained, executed, delivered or endorsed by Debtor under this Section 2.

         3. Account Verification and Collection Rights of Secured Party. Secured Party shall have the right to verify any accounts in the name of Debtor or in Secured Party's own name; and Debtor, whenever requested pursuant to the terms of this Section, shall furnish Secured Party with duplicate statements of the accounts, which statements may be mailed or delivered by Secured Party for that purpose. Secured Party may at any time after the occurrence of an Event of Default notify any account debtor, or any other person obligated to pay any amount due, that such chattel paper, account, or other right to payment has been assigned or transferred to Secured Party for security and shall be paid directly to Secured Party. If Secured Party so requests at any time after the occurrence of an Event of Default, Debtor will so notify such account debtors and other obligors in writing and will indicate on all invoices to such account debtors or other obligors that the amount due is payable directly to Secured Party. At any time after Secured Party or Debtor gives such notice to an account debtor or other obligor, Secured Party may (but need not), in Secured Party's own name or in Debtor's name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such chattel paper, account, or other right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor.

         4. Events of Default. The occurrence of any of the following shall, at the sole option of the Secured Party, be an Event of Default:

                  A. Any "Event of Default" (as defined in such agreement) by Debtor under the Note or any other agreement evidencing the Obligations, which default is not cured within any grace period granted with respect to such default or, if no specific grace period

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         is granted with respect to such default, where such default is not cured within five (5) business days after written notice thereof from the Secured Party;

                  B. Debtor's failure to comply with any representation, warranty or covenant hereunder if not cured within thirty (30) days after written notice;

                  C. Transfer or disposition of any of the Collateral, except as permitted by this Agreement; or

                  D. Attachment, execution or levy on any of the Collateral.

         5. Remedies upon Event of Default. Upon the occurrence of an Event of Default and at any time thereafter, Secured Party may exercise any one or more of the following rights and remedies:

                  5.1. declare all Obligations to be immediately due and payable, which shall then be immediately due and payable, without presentment or other notice or demand;

                  5.2. exercise and enforce any or all rights and remedies available upon default to a secured party under the Uniform Commercial Code, including but not limited to the right to take possession of any Collateral, proceeding without judicial process if permitted by law or by judicial process, and the right to use, sell, lease or otherwise dispose of any or all of the Collateral, and in connection therewith, Secured Party may require Debtor to make the Collateral available to Secured Party at a place to be designated by Secured Party that is reasonably convenient to both parties, and if notice to Debtor of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8.2) at least 10 business days prior to the date of intended disposition or other action; or

                  5.3. exercise or enforce any or all other rights or remedies available to Secured Party by law or agreement against the Collateral, including specifically the right to use the Collateral, against Debtor or against any other person or property.

All rights and remedies of Secured Party shall be cumulative and may be exercised singularly or concurrently, at Secured Party's option, and the exercise or enforcement of any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other.

         6. Other Personal Property. Unless at the time Secured Party takes possession of any tangible Collateral, or within seven days thereafter, Debtor gives written notice to Secured Party of the existence of any goods, papers or other property of Debtor, not affixed to or constituting a part of such Collateral, but which are located or found upon or within such Collateral, Secured Party shall not be responsible or liable to Debtor for any action taken or omitted by or on behalf of Secured Party with respect to such property without actual knowledge of the existence of any such property or without actual knowledge that it was located or to be found upon or within such Collateral.

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         7. Assignment of Insurance. Debtor hereby assigns to Secured Party, as additional security for the payment of the Obligations, any and all moneys (including but not limited to proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of Debtor under or with respect to, any and all policies of insurance covering the Collateral, and Debtor hereby directs the issuer of any such policy to pay any such moneys directly to Secured Party. Both before and after the occurrence of an Event of Default, Secured Party may (but need not), in Secured Party's own name or in Debtor's name, execute and deliver proofs of claim, receive all such moneys, endorse checks and other instruments representing payment of such moneys, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

         8. Miscellaneous.

                  8.1. This Agreement can be waived, modified, amended, terminated or discharged, and the Security Interest can be released, only explicitly in a writing signed by Secured Party. A waiver signed by Secured Party shall be effective only in the specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any of Secured Party's rights or remedies.

                  8.2. All notices to be given to Debtor shall be deemed sufficiently given if delivered or mailed by registered or certified mail, postage prepaid, to Debtor at its address set forth above or at such other address as Debtor may subsequently provide to Secured Party.

                  8.3. Secured Party's duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if Secured Party exercises reasonable care in physically safekeeping such Collateral or, in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and Secured Party need not otherwise preserve, protect, insure or care for any Collateral. Secured Party shall not be obligated to preserve any rights Debtor may have against prior parties, to realize on the Collateral at all or in any particular manner or order, or to apply any cash proceeds of Collateral in any particular order of application.

                  8.4. This Agreement shall be binding upon and inure to the benefit of Debtor and Secured Party and their respective successors and assigns and shall take effect when signed by Debtor and delivered to Secured Party, and Debtor waives notice of Secured Party's acceptance hereof.

                  8.5. A carbon, photographic or other reproduction of this Agreement or of any financing statement signed by Debtor shall have the same force and effects as the original for all purposes of a financing statement.

                  8.6. This Agreement shall be governed by the internal laws of the State of Minnesota. If any provision or application of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect other

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         provisions or applications which can be given effect and this Agreement shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or prescribed hereby. Any dispute arising out of or relating to this Agreement, including the formation, interpretation or alleged breach hereof, shall be brought in the state or federal courts located in Hennepin County, Minnesota, and the parties hereto consent to the personal jurisdiction and venue of such courts.

                  8.7. All representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement and the creation and payment of the Obligations.


                       (signature page on following page)

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         ACCORDINGLY, this Agreement has been duly executed by the parties as of the date first set forth above.

                                    CORVU CORPORATION


                                    By:
                                       -----------------------------------------
                                       Its:
                                           -------------------------------------


                                    CORVU NORTH AMERICA, INC.


                                    By:
                                       -----------------------------------------
                                       Its:
                                           -------------------------------------


                                    COMVEST INVESTMENT PARTNERS II LLC


                                    By:
                                       -----------------------------------------
                                       Its:
                                           -------------------------------------

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                                  SCHEDULE 2.2

                                 Other Locations



555 North Point Center East
Fourth Floor
Alpharetta, GA 30022


5606 MacArthur Boulevard
11th Floor
Irving, TX 75038


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